Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of the 2003 Stock Grant Plan of Innovative Designs, Inc. on Forms S-8 of our report dated August 4, 2021, which includes an explanatory paragraph as to the Innovative Designs, Inc’s ability to continue as a going concern, relating to our audit of the balance sheet as of October 31, 2020, and the statements of operations, changes in stockholders' equity and cash flows for the year ended October 31, 2020.

/s/ Boyle CPA, LLC

Red Bank, NJ

February 15, 2022